Exhibit 99.2

Thank you, ___________, and welcome everyone to National Research Corporation’s 2020 first quarter earnings call. My name is Kevin Karas, the Company’s Chief Financial Officer. I will be handling the call myself today from my home like most of you.

Before continuing, I would like to review conditions related to any forward-looking statements that may be made as part of today’s call.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.

Before reviewing first quarter performance, I would like, on behalf of all NRC associates, to extend a heartfelt thank you to our customers and front-line caregivers around the world who are working tirelessly to save lives and keep communities safe during the COVID-19 pandemic.

As we are all aware, this public health crisis is likely to have an extended financial impact on most sectors of the economy and healthcare is no exception.

We have no unique perspective which would allow us to forecast the depth, duration or specific impact on our clients or the Company and will refrain on this and future communication with investors from speculating. Given this uncertainty, our only assumption is that the Company’s sales, revenue and margin expansion are unlikely to follow the growth trends of the past.

Regarding the facts of our Q1 performance, recurring contract value at the end of the first quarter 2020 ended at $140.4 million, representing an 11% growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 28% of our client base at the end of the first quarter of 2020, up from 25% at the same time last year. Recurring contract value for our digital Voice of the Customer platform solutions increased to $102.9 million, compared to $77.6 million at the end of the first quarter of 2019.

First quarter 2020 revenue was $33.9 million, an increase of 8% over the first quarter 2019. First quarter revenue for our digital Voice of the Customer platform solutions increased to 69% of total revenue compared to 58% of total revenue in the first quarter of 2019.

Consolidated operating income for the first quarter 2020 was $11.2 million or 33% of revenue, compared to $10.7 million or 34% of revenue for the same period last year.

Total operating expenses of $22.7 million for the first quarter 2020 increased by 9% compared to the prior year.

Direct expenses increased 8% to $12.5 million for the first quarter 2020, compared to $11.7 million for the same period in 2019. Direct expenses remained at 37% of revenue in the first quarter 2020 and 2019.

Direct expenses increased primarily due to an increase in fixed expenses partially offset by a decrease in variable expenses. Fixed expenses increased primarily due to higher salary and benefit costs and contracted services in the customer service and information technology areas. Variable costs are lower due in a large part to the continued shift in our revenue mix from legacy solutions to Voice of the Customer platform revenue. Variable direct expenses as a percentage of revenue decreased to 15% for the first quarter of 2020 compared to 18% in the first quarter of 2019.

Selling, general and administrative expenses increased to $8.7 million for the first quarter 2020, compared to $7.7 million for the same period in 2019. Selling, general and administrative expenses were 26% of revenue for the first quarter 2020 compared to 24% of revenue for the first quarter 2019.

Selling, general and administrative expenses increased in 2020 primarily due to higher salary and benefit costs, increased software and platform hosting expenses, and additional legal and accounting costs primarily due to an insurance refund received in 2019 for legal expenses associated with the recapitalization.

Depreciation and amortization expense remained at $1.4 million for the first quarters 2020 and 2019.

Other income and expense changed to $176,000 of other net income in the first of quarter of 2020 compared to $844,000 of other net expense in the first quarter of 2019. This increase in other income was primarily due to revaluation on intercompany transactions due to changes in the foreign exchange rate and decreased interest expense due to the declining balance on our term loan.

The Company had an income tax benefit of $385,000 for the first quarter 2020 compared to $1.7 million of expense in 2019. The effective tax rate was a (3)% benefit for the first quarter 2020 compared to 17% expense for the same period in 2019 primarily due to increased tax benefits from the exercise and vesting of share-based compensation awards partially offset by higher projected state taxes in 2020 period.

Net income for the first quarter 2020 was $11.8 million, compared to $8.2 million in 2019.

This completes the prepared remarks. Operator, I will now ask you to open the call to questions.

Closing Statement

Until our next call, our thoughts and support are with those who are on the front lines battling this pandemic.

Thank you for your time today.

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